Exhibit 99.1

Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports Record 3rd Quarter Earnings

Ocean City, New Jersey – October 22, 2009 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced quarterly net income of $1,313,000, or $0.16 per basic and diluted share, for the quarter ended September 30, 2009, as compared to $341,000, or $0.04 per basic and diluted share, for the quarter ended September 30, 2008. This represents the Company’s best quarterly performance since becoming a public company in 2004.

Net income for the nine months ended September 30, 2009 was $2,897,000, or $0.36 per share basic and diluted, as compared to $2,160,000, or $0.27 per share basic and diluted, for the same period in 2008.

Ocean Shore Holding Co. (the “Company”) is the holding company for Ocean City Home Bank (the “Bank”), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of ten full-service banking offices in eastern New Jersey including the recently opened de novo branch office in Galloway Township.

“We are very pleased with our results this quarter, especially in view of the continuing difficult economic conditions. While we are not immune from the effects of the recession, we believe that our results, particularly our low level of non-performing assets, speaks well for our conservative operating philosophy,” said Steven E. Brady, President and CEO.

Balance Sheet Review

Total assets grew $64.2 million, or 9.5%, to $742.6 million at September 30, 2009 from December 31, 2008. Loans receivable, net, increased $61.1 million, or 10.3%, to $655.5 million on steady loan activity. The increase in loans receivable reflected growth in all loan categories: real estate loans increased $57.5 million, consumer loans increased $2.3 million and commercial loans increased $1.7 million. Cash and cash equivalents increased $7.9 million to $16.5 million while investments and mortgage-backed securities decreased $7.1 million, or 18.9%, to $30.3 million.

Deposits grew $76.9 million, or 16.9%, to $532.8 million at September 30, 2009 from December 31, 2008. Total borrowings decreased $15.9 million, or 10.7%, to $133.4 million. The proceeds from the additional deposits were used to fund the growth in the loan portfolio and pay off short-term borrowings.

Asset Quality

The provision for loan losses totaled $490,000 for the third quarter of 2009 compared to $114,000 for the third quarter of 2008 and $252,000 for the second quarter of 2009. The increase in the provision resulted from reserves deemed necessary due to loan growth and specific reserves for two loans in foreclosure.

Charge-offs for the three and nine months ended September 2009 totaled $101,000 compared to no activity for the same periods in 2008. The allowance for loan losses was 0.53% of total loans and 137.7% of non-performing loans at September 30, 2009, compared to 0.45% of total loans and 136.0% of non-performing loans at December 31, 2008.

Non-performing assets totaled $2.7 million, or 0.36%, of total assets, at September 30, 2009, compared to $4.6 million, or 0.63% of total assets, at June 30, 2009.

Income Statement Analysis

Net interest income increased $887,000, or 18.2%, to $5.8 million for the third quarter of 2009 compared to $4.9 million in the third quarter of 2008. Net interest margin increased 25 basis points in the quarter ended September 30, 2009 to 3.40% from 3.15% for the quarter ended September 30, 2008. On a linked-quarter basis, net interest margin increased 13 basis points from 3.27% in the second quarter of 2009. The growth in interest income for the third quarter was the result of an increase in average interest-earning assets of $59.5 million and a decrease of 67 basis points in the average cost of interest-bearing liabilities to 2.48% from 3.15%, offset by an increase in average interest-bearing liabilities of $66.9 million and a decrease of 27 basis points in the average yield on interest-earning assets to 5.61% from 5.88%.

Net interest income increased $2.5 million, or 17.8%, for the first nine months of 2009 to $16.3 million compared to the same period in the prior year. An increase in net interest margin of 27 basis points to 3.29% from 3.02% was the result of a decrease in the cost of interest-bearing liabilities of 65 basis points offset by a decrease in the yield on interest-earning assets of 28 basis points.

Other expenses increased $408,000, or 11.6%, to $3.9 million for the third quarter of 2009, compared to $3.5 million for the third quarter of 2008. Other expenses increased $1.6 million, or 15.2%, to $11.9 million for the nine months ended September 30, 2009 compared to $10.3 million for the nine months ended September 30, 2008. FDIC deposit insurance expense increased $124,000 in the third quarter of 2009 over 2008 and $566,000 year to date in 2009 over the same period in 2008. Other expenses increased $128,000 in the third quarter and $373,000 year to date over the prior year as a result of additional expenses associated with the opening of a new branch in the fourth quarter of 2008.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA

	September 30, 2009	December 31, 2008	% Change
	(Dollars in thousands)

Total assets	$742,630	$678,474	9.5%
Cash and cash equivalents	16,450	8,530	92.8
Investment securities	30,336	37,405	(18.9)
Loans receivable, net	655,532	594,452	10.3
Deposits	532,843	455,955	16.9
FHLB advances	117,900	133,800	(11.9)
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	67,402	$64,387	4.7

SELECTED OPERATING DATA

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
	(In thousands, except per share amounts)

Interest and dividend income	$9,502	$9,092	4.5	$27,639	$26,904	2.7
Interest expense	3,745	4,222	(11.3)	11,352	13,083	(13.2)

Net interest income	5,757	4,870	18.2	16,287	13,821	17.8

Provision for loan losses	490	114	329.8	895	273	227.8

Net interest income after provision for loan losses	5,267	4,756	10.7	15,392	13,548	13.6

Other income	790	733	7.8	2,248	2,025	11.0
Impairment on investment securities	—	(1,296)	N/M	(1,077)	(1,610)	(33.1)
Other expense	3,939	3,530	11.6	11,886	10,320	15.2

Income before taxes	2,118	663	219.5	4,677	3,643	28.4
Provision for income taxes	805	322	150.0	1,780	1,483	20.0

Net Income	$1,313	$341	285.0	$2,897	$2,160	34.1

Earnings per share basic	$0.16	$0.04		$0.36	$0.27
Earnings per share diluted	$0.16	$0.04		$0.36	$0.27

Average shares outstanding basic	8,052,772	8,007,999		8,038,711	7,999,467
Average shares outstanding diluted	8,101,928	8,091,415		8,100,705	8,095,745

N/M – not measurable

	Three Months Ended September 30, 2009		Three Months Ended September 30, 2008
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$647,212	5.54%	$574,272	5.84%
Investment securities	30,881	6.91%	41,932	6.63%
Other interest-earning assets	—	—	2,346	1.77%

Total interest-earning assets	678,093	5.61%	618,550	5.88%

Interest-bearing deposits	$471,900	1.88%	$377,632	2.62%
Total borrowings	131,618	4.65%	159,014	4.39%

Total interest-bearing liabilities	603,518	2.48%	536,646	3.15%

Interest rate spread		3.12%		2.73%
Net interest margin		3.40%		3.15%

	Nine Months Ended September 30, 2009		Nine Months Ended September 30, 2008
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$626,309	5.54%	$557,461	5.85%
Investment securities	33,383	6.45%	48,698	6.46%
Other interest-earning assets	—	—	4,535	2.19%

Total interest-earning assets	659,692	5.59%	610,694	5.87%

Interest-bearing deposits	$442,865	2.04%	$382,460	2.74%
Total borrowings	141,152	4.33%	156,089	4.46%

Total interest-bearing liabilities	584,017	2.59%	538,549	3.24%

Interest rate spread		2.99%		2.63%
Net interest margin		3.29%		3.02%

ASSET QUALITY DATA

	Nine Months Ended September 30, 2009	Year Ended December 31, 2008
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$2,684	$2,307
Provision for loan losses	895	373

Charge-offs	102	—
Recoveries	1	4

Net charge-offs	101	(4)

Allowance at end of period	$3,478	$2,684

Allowance for loan losses as a percent of total loans	0.53%	0.45%
Allowance for loan losses as a percent of nonperforming loans	137.7%	136.04%

	Nine Months Ended September 30, 2009	Year Ended December 31, 2008
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$2,486	$1,861
Real estate mortgage - commercial	—	—
Commercial	—	—
Consumer	40	112

Total	2,526	1,973

Real estate owned	157	—
Other nonperforming assets	—	—

Total nonperforming assets	$2,683	$1,973

Nonperforming loans as a percent of total loans	0.41%	0.33%
Nonperforming assets as a percent of total assets	0.36%	0.29%

SELECTED FINANCIAL RATIOS

	Nine Months Ended September 30,
	2009	2008

Selected Performance Ratios:
Return on average assets (1)	0.54%	0.44%
Return on average equity (1)	5.84%	4.49%
Interest rate spread (1)	2.99%	2.63%
Net interest margin (1)	3.29%	3.02%
Efficiency ratio	64.13%	64.92%

(1)	Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA

	Q3 2009	Q2 2009	Q1 2009	Q4 2008	Q3 2008
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$5,757	$5,379	$5,151	$5,006	$4,870
Provision for loan losses	490	252	152	101	114
Net interest income after provision for loan losses	5,267	5,127	4,999	4,905	4,756
Other income	790	771	686	745	734
Impairment on investment securities	—	(592)	(486)	(626)	(1,297)
Other expense	3,939	4,206	3,741	3,945	3,530
Income before taxes	2,118	1,100	1,459	1,079	663
Provision for income taxes	805	429	546	310	322
Net income	1,313	671	913	769	341

Share Data:
Earnings per share basic	$0.16	$0.08	$0.11	$0.10	$0.04
Earnings per share diluted	$0.16	$0.08	$0.11	$0.10	$0.04
Average shares outstanding basic	8,052,772	8,034,388	8,028,710	8,023,008	8,007,999
Average shares outstanding diluted	8,101,928	8,102,018	8,097,230	8,091,528	8,091,415

Balance Sheet Data:
Total assets	$742,630	$724,246	$699,980	$678,474	$695,710
Investment securities	7,456	7,818	9,486	9,300	10,881
Mortgage-backed securities	22,880	24,508	26,651	28,105	28,988
Loans receivable, net	655,532	636,559	617,599	594,452	579,045
Deposits	532,843	490,469	477,463	455,955	460,683
FHLB advances	117,900	142,900	133,100	133,800	145,000
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholder’s equity	67,402	65,859	64,578	64,387	64,215

Asset Quality:
Non-performing assets	$2,683	$4,569	$1,445	$1,973	$406
Non-performing loans to total loans	0.41%	0.72%	0.23%	0.33%	0.07%
Non-performing assets to total assets	0.36%	0.63%	0.21%	0.29%	0.06%
Allowance for loan losses	$3,478	$3,089	$2,837	$2,684	$2,583
Allowance for loan losses to total loans	0.53%	0.49%	0.46%	0.45%	0.45%
Allowance for loan losses to non-performing loans	137.70%	67.5%	196.3%	136.0%	636.2%